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                                 EXHIBIT 10(gg)


RESOLVED, that a cash bonus pool be established for the Company's four senior officers for Fiscal 1997 calculated in the aggregate as follows:

          1% of pre-tax earnings up to $1,238,000;
          5% of pre-tax earnings between $1,238,001 and $2,477,000; 10% of pre-tax earnings between $2,477,001 and $3,715,000; 25% of pre-tax earnings over $3,715,00.

FURTHER RESOLVED, that the cash bonus pool be allocated and paid 40% to Mr. Barnum and 20% to each of Mr. Emerson, Mr. Niegsch, and 10% to Ms. Brannigan, and 10% unallocated.

FURTHER RESOLVED, that the cash bonus pool be paid quarterly based on estimates and adjusted for the annual amount at the fiscal year-end;

FURTHER RESOLVED, that the Company's officers attempt through estimates of annual earnings to spread the quarterly bonus evenly throughout the four quarters; and

FURTHER RESOLVED, that the cash bonus pool be capped at a total of $648,750, which is 125% of the aggregate base salaries of the four executives eligible for such bonus.

FURTHER RESOLVED, that in addition to the executive officer bonus program described above, at the end of each of the second and fourth quarters of fiscal 1997, for each one point the Company's average price to earnings ratio for the prior two quarters exceeds 14, Mr. Niegsch, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, will be paid a cash bonus of $10,000, with fractional increases pro rated; provided, however, if the Company's net income for fiscal 1997 is less than 90% of net income for fiscal 1996, the cash bonus hereunder shall not exceed $20,000 for fiscal year 1997.

FURTHER RESOLVED, that at the end of the second and fourth quarters of fiscal 1997, for each 100 basis points by which the Company's controllable profit (defined as profit before interest, depreciation and rent) exceeds 25.75% of revenues, Mr. Emerson, the Company's Chief Operating Officer, will receive a cash bonus of $20,000, with fractional increases pro rated; provided, however, that if the Company's net income for fiscal 1997 is less than 90% of net income for fiscal 1996, the cash bonus shall not exceed $20,000 for fiscal 1997.

FURTHER RESOLVED, that Mr. Heywood, the Company's Regional Vice President of Operations, will be paid a bonus equal to the cash bonuses paid for fiscal 1997 to the regional managers assigned to report to Mr. Heywood.

FURTHER RESOLVED, that Mr. Fournier, the Company's Vice President of Development, will be paid a cash bonus for each new restaurant opened in fiscal 1997, in an amount equal to $25,000 divided by the number of planned new restaurants for fiscal 1997, which bonus may be taken under the Company's Manager Stock Bonus Plan in cash or in the Company's common stock valued at one-half of fair market value.